Exhibit 99.1

Investor Relations
605.362.5140

Meta Financial Group, Inc.® Reports Record Earnings for Fiscal 2016 Second Quarter

2016 Second Quarter Net Income $14.3 million;
Completes Successful Tax Season

Sioux Falls, South Dakota – April 28, 2016, Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)

Highlights for the fiscal 2016 second quarter and six months ended March 31, 2016

•	MFG’s fiscal 2016 second quarter net income totaled $14.3 million versus $5.2 million in the second quarter of fiscal 2015. Excluding $1.3 million of pre-tax acquisition-related expenses, and amortization of intangibles, fiscal 2016 second quarter earnings after tax would have been $15.1 million.

•	Tax product revenues from our Payments segment of $19.6 million was the biggest earnings driver during the second quarter. This revenue primarily consists of professional tax refund-transfer software fees for services used by independent Electronic Refund Originators (“EROs”) and their customers. To a lesser extent, the growth also included tax preparer fees for our new credit advance product offered to our Refund Advantage EROs and Liberty Tax franchisees. MFG began generating these tax refund-transfer software fees and tax preparer fees following its purchase of Refund Advantage in September 2015. While there were some delays in the tax season that will push a small amount of expected second quarter revenue into our third fiscal quarter this year, we expect the vast majority of revenue from these fees to continue to occur during the second fiscal quarter in future years, coinciding with the tax season.

•	Net income for the six months ended March 31, 2016 was $18.3 million compared to $8.8 million for the comparable prior year period. Excluding $2.6 million of pre-tax acquisition-related expenses, and amortization of intangibles, fiscal year-to-date earnings after taxes would have been $20.0 million.

•	Net interest income was $19.9 million in the second quarter of fiscal 2016, an improvement of $4.6 million, or 30%, compared to $15.3 million in the second quarter of fiscal 2015. The increase was primarily driven by higher volumes and yields attained from other investments, primarily high credit quality, tax-exempt municipal bonds, while increased volume in higher yielding loans as well as higher yields achieved in the mortgage-backed securities (“MBS”) portfolio also aided net interest income.

•	MFG’s fiscal 2016 second quarter average assets grew to $3.08 billion, compared to $2.38 billion in the fiscal 2015 second quarter; an increase of 29%. Growth in loans and additions to the securities portfolio were primarily facilitated by 21% growth in average deposits from our Meta Payment Systems (“MPS”) division.

•	Total loans, net of allowance for loan losses, increased $71.2 million, or 10%, to $777.5 million at March 31, 2016, compared to September 30, 2015. This increase primarily relates to growth in Banking segment loans of $72.2 million (including $56.5 million and $15.1 million from retail bank and premium finance loans, respectively) and Payments segment loans of $2.9 million. Total loans, net of allowance for loan losses, increased $40.3 million, or 6%, from December 31, 2015 to March 31, 2016. Total loans, net of allowance for loan losses, increased $158.7 million, or 26%, from March 31, 2015. This increase primarily relates to growth in Banking segment loans of $158.8 million, which included a year-over-year increase in premium finance loans of $38.4 million, or 46%, from March 31, 2015.

•	Non-performing assets (“NPAs”) were 0.15% of total assets at March 31, 2016, compared to 0.31% at September 30, 2015.

•	Overall cost of funds for the Company averaged 0.10% during the fiscal 2016 second quarter, compared to 0.09% for the prior year second quarter. The Company’s low cost of funds is driven by non-interest bearing deposits generated by MPS. Total MPS fiscal 2016 second quarter average non-interest bearing deposits increased by $366.1 million, or 20%, compared to the same period in fiscal 2015, due to growth in existing prepaid card programs and the addition of several new business partners, which was partially offset by the delay in timing of receiving tax-related deposits in 2016.

•	Tangible book value per common share outstanding increased by $4.23, or 17%, to $28.83 per share at March 31, 2016, from $24.60 per share at September 30, 2015. This increase is primarily attributable to increases in additional paid-in capital due to the Company’s first quarter capital raise. The tangible book value per common share outstanding excluding accumulated other comprehensive income (“AOCI”) was $27.14 as of March 31, 2016, compared to $24.30 as of September 30, 2015. Book value per common share outstanding increased by $3.61, or 11%, to $36.85 per share at March 31, 2016, from $33.24 per share at September 30, 2015.

•	Return on average assets (“ROA”) for the six months ended March 31, 2016, was 1.27%, compared to 0.78% for the same period in fiscal 2015. ROA for the six months ended March 31, 2016, would have been 1.39%, after giving effect to the aforementioned excluded expenses.

•	Return on average equity (“ROE”) for the six months ended March 31, 2016, was 12.73%, compared to 9.30% for the same period in fiscal 2015. ROE for the six months ended March 31, 2016, would have been 13.92%, after giving effect to the aforementioned excluded expenses.

•	Card fee income increased $4.9 million, or 36%, for the fiscal 2016 second quarter when compared to the same quarter in fiscal 2015, further accelerating growth seen in the prior fiscal year. Card fee income increased $7.1 million, or 27% for the six months ended March 31, 2016, compared to the same period in fiscal 2015. These increases are primarily driven by tax-related products and current promotional programs from one of our largest business partners and the addition of new and increased business from other existing business partners.

“We are excited that we were able to deliver to our investors the highest quarterly earnings in Meta’s history,” said Chairman and CEO J. Tyler Haahr.  “Earnings for the first six months of fiscal 2016 of $18.3 million exceeded total 2015 fiscal year earnings of $18.1 million.  Our successful integration of Refund Advantage and investment in and launch of additional consumer tax products were highlights over the past three months.  They helped add over $19.6 million in revenue in the second quarter alone, and we expect a small run over of tax product earnings into the third quarter mainly due to IRS processing delays during the tax season.  We continue to strategize current product enhancements and new product launches for fiscal year 2016 and the 2017 tax season in order to provide our partners best-in-class product offerings.

We are also pleased that we have continued to grow our payments and banking businesses during the quarter.  We have grown our MFG average deposit base over 19% from the 2015 second quarter and have increased NIM by 16 basis points from the fiscal 2015 second quarter.  In addition, we continue to evaluate acquisition opportunities to grow profits and diversify our business.”

Summary Financial Data *	Three Months Ended			Six Months Ended
	3/31/2016	12/31/2015	3/31/2015	3/31/2016	3/31/2015
Net Interest Income - millions	$19.9	$17.6	$15.3	$37.5	$28.9
Non-Interest Income - millions	40.9	16.8	15.0	57.7	27.6

Net Income - millions	14.3	4.1	5.2	18.3	8.8
Diluted Earnings per Share	1.68	0.49	0.78	2.18	1.37

Net Interest Margin	3.22%	3.21%	3.06%	3.22%	3.03%
Non-Performing Assets - % of Total Assets	0.15%	0.22%	0.07%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue
Total revenue for the fiscal 2016 second quarter was $60.8 million, compared to $30.3 million for the same quarter last year, an increase of $30.5 million, or 101%.  Total revenue for the six months ended March 31, 2016 was $95.2 million, compared to $56.5 million for the same period in 2015, an increase of $38.7 million, or 69%, primarily due to growth in tax product fee income, income from tax-exempt securities (included in other investment securities), card fee income, and interest from loans.

Net Income
The Company recorded net income of $14.3 million, or $1.68 per diluted share, for the three months ended March 31, 2016, compared to net income of $5.2 million, or 78 cents per diluted share, for the same period in fiscal year 2015.  The increase in net income was primarily due to increases of $25.9 million in non-interest income and $4.6 million in net interest income, partially offset by an increase of $18.4 million in non-interest expense.

The Company recorded net income of $18.3 million, or $2.18 per diluted share, for the six months ended March 31, 2016, compared to $8.8 million, or $1.37 per diluted share, for the same period in fiscal year 2015.  Net earnings for the six months ended March 31, 2016 were primarily impacted by increases of $30.1 million in non-interest income and $8.6 million in net interest income, partially offset by an increase of $26.0 million in non-interest expense.

Net Interest Income
Net interest income for the fiscal 2016 second quarter was $19.9 million, up $4.6 million, or 30%, from the same quarter last year, primarily due to increases in loans and other investments and continued significant non-interest bearing deposit growth.  Additionally, the overall increase was driven by a better mix and higher percentage of loans and other investments, primarily high credit quality tax-exempt municipal bonds and MBS.

Net interest income for the six months ended March 31, 2016, was $37.5 million, up $8.6 million, or 30%, from the same period in fiscal 2015.  Contributing to this increase was a 19 basis point increase in asset yields, an increased percentage of loans as a percentage of total interest earning assets, and increased volume in the loan and securities portfolio. Also contributing to this increase was a seven basis point decrease in the average rate paid on interest-bearing liabilities.

Net Interest Margin
NIM increased from 3.06% in the fiscal 2015 second quarter to 3.22% in the fiscal 2016 second quarter.  This expansion in NIM relates to an improved mix of interest-earning assets highlighted by high credit quality loan volume and purchases of highly-rated tax-exempt municipal securities at relatively high tax equivalent yields.  The Company continues to execute its strategy of deploying investment securities portfolio cash flows and new MPS deposits to fund higher-yielding loan receivables and high credit quality, tax exempt municipal securities.

Overall, tax equivalent yield (“TEY”) on average earning assets increased by 16 basis points in the fiscal 2016 second quarter, compared to the fiscal 2015 second quarter, primarily driven by improved earning asset mix, including a 27% increase in average balances within the loan portfolio, and increased volume and yields achieved in other investments, particularly the tax exempt municipal securities, and improved yields on MBS.  The yield achieved on our growing loan portfolio is much higher than similar duration investments, particularly for the AFS/IBEX loans, making the increased loan portfolio asset mix more desirable.   The fiscal 2016 second quarter yield on MBS increased by 18 basis points, while longer-term interest rates experienced significant volatility.  Non-MBS investment securities yield increased by two basis points, compared to the same prior year quarter.  The fiscal 2016 second quarter TEY on the securities portfolio increased by 20 basis points compared to the comparable prior year quarter driven by a shifting mix in the investment portfolio where new volume was deployed in overall higher yielding investment securities rather than MBS. This larger volume and higher TEY yields achieved in non-MBS, in concert with significant improvement in MBS yields, was the impetus for the substantial yield enhancement. Furthermore, the increase in non-interest-bearing liabilities also aided NIM improvement, and highlights the competitive advantage of the growing MPS deposit base, particularly if interest rates rise.

The Company’s average interest-earning assets for the fiscal 2016 second quarter grew by $612.4 million, or 27%, to $2.89 billion, from the same quarter last year, primarily from growth in the securities and loan portfolios of $445.6 million and $166.8 million, respectively.

Overall, the cost of funds for all deposits and borrowings averaged 0.10% during the fiscal 2016 second quarter, compared to 0.09% for the prior year second quarter.  The Company believes its growing, lower-cost deposit base gives it a distinct and significant competitive advantage, both now and even more so if interest rates rise.  During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less than at many other banks.  The Company has the potential for significantly improved NIM in future periods due to asset yield increases, the renewal of short-term AFS/IBEX loans at potentially higher rates, and high coupon MBS-realized yield increases, as well as new non-interest-bearing deposits being deployed at higher rates.

Average earning assets for the six months ended March 31, 2016, increased 26% from the prior year period, while interest-bearing liabilities increased by 41%.  The tax-equivalent yield of MBS and other investments was 2.95% for the six months ended March 31, 2016, and 2.73% for the same period in 2015.

Non-Interest Income
Fiscal 2016 second quarter non-interest income of $40.9 million increased $25.9 million from $15.0 million in the same quarter of fiscal 2015, primarily due to tax product fee income of $19.6 million and an increase in card fee income from new and existing business partners of $4.9 million, or 36%.

Non-interest income for the six months ended March 31, 2016 of $57.7 million, increased $30.1 million from $27.6 million in the same period in the prior fiscal year, due primarily to tax product fee income and an increase in card fee income.  Tax product fee income was $19.6 million and card fee income increased by $7.1 million, or 27%, due to the addition of Refund Advantage and growth in MPS programs during the first six months of the 2016 fiscal year.

Non-Interest Expense
Non-interest expense increased $18.4 million, or 78%, to $41.8 million for the fiscal 2016 second quarter, compared to $23.4 million for the same period in fiscal 2015.  Tax product expense contributed $8.3 million to the increase, compensation expense increased $5.4 million, card-processing expense increased $2.2 million, other expense increased $1.6 million, and occupancy and equipment expense increased $0.8 million.  Other expense increased $1.6 million primarily due to $1.2 million in amortization of intangibles due to the acquisition of Refund Advantage. Compensation increases are due mainly to the Refund Advantage acquisition, additional product development, and IT developer staffing to support the Company’s growth initiatives, and a full six months of AFS/IBEX expenses.  We expect the percentage increase in compensation expense to decrease later in fiscal 2016 and in fiscal 2017 as staffing levels grow more moderately. This expectation excludes compensation increases related to potential acquisitions.

Non-interest expense for the six months ended March 31, 2016 increased by $26.0 million, or 57%, to $71.8 million from $45.8 million for the 2015 period.  Compensation expense increased $9.6 million, or 43% for the fiscal 2016 six-month period, versus the same period last year due primarily to a 19% increase in overall staffing.  In addition, tax product expense increased $8.3 million due to the Refund Advantage acquisition, other expense increased $3.6 million primarily due to the aforementioned increases in AFS/IBEX division operating expenses, intangibles amortization and overall Company growth initiatives, and card-processing expense increased $2.7 million.

Income tax expense for the fiscal 2016 second quarter was $3.6 million, or an effective tax rate of 20.1%, compared to tax expense of $1.1 million, or an effective tax rate of 17.0%, for the fiscal 2015 second quarter.  The increase in the effective tax rate is mainly due to increased earnings during the fiscal 2016 second quarter; however, the increase was partially reduced by an increase in tax-exempt income, highlighting one of the benefits of our growing tax-exempt municipal securities portfolio.  For the first six months of fiscal year 2016, our effective tax rate was 14.6%.  We expect a similar effective tax rate going forward in fiscal year 2016.

Loans
Total loans, net of allowance for loan losses, increased $71.2 million, or 10%, to $777.5 million at March 31, 2016, compared to September 30, 2015.  This increase primarily relates to growth in Banking segment loans of $72.2 million and Payments segment loans of $2.9 million.  Total loans, net of allowance for loan losses, increased $158.7 million, or 26%, from March 31, 2015.  Loan categories experiencing the strongest growth over the prior year included commercial real estate, premium finance, and residential mortgage.

The Company recorded a provision for loan losses of $1.2 million during the three months ended March 31, 2016, primarily due to loan growth.  The Company’s allowance for loan losses was $7.4 million, or 1.0% of total loans, at March 31, 2016, compared to an allowance of $6.3 million, or 0.9% of total loans, at September 30, 2015.

Credit Quality
MetaBank’s NPAs at March 31, 2016, were $4.7 million, representing 0.15% of total assets, compared to $7.8 million and 0.31% of total assets, at September 30, 2015. Consistent with September 30, 2015, there were no NPAs within the Payments segment at March 31, 2016.

Investments
Total investments and MBS increased by $439.0 million, or 27%, to $2.04 billion at March 31, 2016, as compared to September 30, 2015.  During the six months ended March 31, 2016, investment securities increased $324.7 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities, and MBS increased by $114.3 million as purchases exceeded sales and pay downs.

Average TEY on the securities portfolio increased 20 basis points in the second quarter of 2016 from the same quarter of 2015.  Yields improved on non-MBS investment securities by two basis points in the second quarter of 2016 over the same quarter of 2015.  Yields increased within MBS by 18 basis points in the second quarter of fiscal 2016 from the same quarter of fiscal 2015.

The focus of the investment securities portfolio remains on minimizing prepayment speed volatility by selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase from current levels.  The Company continues to purchase sizable volumes of high-quality investments within certain sectors of the municipal market. Many of these new purchases are tax exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality.

The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S Government-related MBS as well as AAA and AA rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise.  With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities
Total average deposits for the fiscal 2016 second quarter increased by $393.4 million, or 19%, compared to the same period in fiscal 2015.  Significant tax refund processing delays by the IRS negatively affected average deposit balances during the quarter.  Total end-of-period deposits increased $563.2 million, or 34%, to $2.22 billion at March 31, 2016, compared to September 30, 2015, which increase primarily related to the increase in non-interest bearing deposits, partially offset by a planned decrease in public-fund CDs.  Average non-interest bearing deposits for the fiscal 2016 second quarter were up $370.1 million, or 20%, compared to the same period in fiscal 2015.  The average balance of total deposits and interest-bearing liabilities was $2.73 billion for the three-month period ended March 31, 2016, compared to $2.16 billion for the same period in fiscal 2015.

Business Segment Performance
In the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, the Company reported its results of operations through three business segments: Meta Payment Systems, Retail Bank, and Other.  Effective October 1, 2015, to align the segments with how management began managing the operations of the Company in fiscal year 2016 subsequent to acquisition activity in fiscal year 2015, the Company changed its basis of presentation for segments, and following such change, reports its results of operations through the following three business segments: Payments, Banking, and Corporate Services/Other.  Certain shared services, including the investment portfolio, included in the former Retail Bank segment, are now included in the Corporate Services/Other segment.  AFS/IBEX and Refund Advantage were previously and are currently included in the Banking and Payments segments, respectively.

In addition, certain management accounting methodologies, including the treatment of intersegment assets and liabilities, and related allocations, were refined.  Prior periods have been reclassified to conform to the current period presentation for all segment reporting, and will be appropriately disclosed as such in the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2016.

Payments
For the fiscal 2016 second quarter, Payments recorded income before tax of $15.5 million, compared to $4.2 million during the same period last fiscal year.  This increase is primarily due to tax product fee income offset by tax product expenses and Refund Advantage operating expenses.  Total second quarter 2016 average Payments-generated deposits increased by $391.2 million, or 21%, due to growth in prepaid card programs, compared to the same quarter in fiscal 2015, and were negatively affected by the previously mentioned IRS delays.

Banking
The Banking segment recorded income before tax of $4.1 million for the second quarter of fiscal 2016, compared to $3.2 million in the second quarter of fiscal 2015.  The increase was primarily driven by growth in our loan portfolios.

Capital Ratios
At March 31, 2016, both the Company and the Bank exceeded federal regulatory minimum capital requirements to remain classified as well-capitalized institutions.    The Company’s Tier 1 (core) capital to adjusted total assets ratio was 8.30% compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 17.75% compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 18.36% compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 18.92% compared to a well-capitalized requirement of 10.0%.  The foregoing capital amounts and ratios are estimated.

The table below includes certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies.  Management reviews these measures along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)

	Company		Bank		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
At March 31, 2016	Actual Amount	Ratio	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

Tier 1 (core) capital (to adjusted total assets)	$249,522	8.30%	$243,106	8.09%	$120,250	4.00%	$150,312	5.00%
Common equity Tier 1 (to risk-weighted assets)	241,129	17.75	243,106	17.89	61,134	4.50	88,304	6.50
Tier 1 (core) capital (to risk-weighted assets)	249,522	18.36	243,106	17.89	81,512	6.00	108,682	8.00
Total qualifying capital (to risk-weighted assets)	257,032	18.92	250,616	18.45	108,682	8.00	135,853	10.00

 (1) Regulatory capital amounts and ratios are estimated.

The following table provides a reconciliation of the amounts included in the table above.

Standardized Approach (1) March 31, 2016
(Dollars in Thousands)

Total equity	$313,287
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	36,190
LESS: Certain other intangible assets	18,763
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	2,876
LESS: Net unrealized gains (losses) on available-for-sale securities	14,329
Common Equity Tier 1 (1)	241,129
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	1,917
Total Tier 1 capital	249,522
Allowance for loan losses	7,510
Total qualifying capital	257,032

(1)	Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc.® (the “Company”) is the holding company for its wholly-owned subsidiary, MetaBank® (the “Bank”). The Bank is a federally-chartered savings bank which operates ten full-service branch banking offices in four market areas in Iowa and South Dakota:  Northwest Iowa, Brookings, Central Iowa, and Sioux Empire, one non-retail service branch in Memphis, Tennessee, and three non-branch offices located in Texas, California and Kentucky related to the Bank's AFS/IBEX and Refund Advantage operations. In addition, the Bank’s home office is located at 5501 South Broadband Lane in Sioux Falls, South Dakota.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning.  You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; the potential benefits of the acquisition of Fort Knox Financial Services Corporation and its wholly-owned subsidiary, Tax Product Services LLC (collectively, “Fort Knox” or “Refund Advantage”); important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees.  Actual results may differ materially from those contained in the forward-looking statements contained herein.  The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the Company may incur unanticipated or unknown losses or liabilities as a result of the completion of the transaction with Fort Knox; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other filings made with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made, from time to time, by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition
(Dollars In Thousands)
	March 31, 2016	September 30, 2015
Assets
Cash and cash equivalents	$39,480	$27,658
Investments and mortgage-backed securities	2,040,872	1,601,831
Loans receivable, net	777,451	706,255
Other assets	213,939	193,961
Total assets	$3,071,742	$2,529,705

Liabilities
Deposits	$2,220,761	$1,657,534
Other borrowings	483,936	561,317
Other liabilities	53,758	39,519
Total liabilities	2,758,455	2,258,370

Stockholders' equity	313,287	271,335
Total liabilities and stockholders' equity	$3,071,742	$2,529,705

Consolidated Statements of Operations

	For the Three Months Ended March 31:		For the Six Months Ended Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2016	2015	2016	2015

Interest income	$20,629	$15,759	$38,904	$29,991
Interest expense	691	473	1,411	1,134
Net interest income	19,938	15,286	37,493	28,857
Provision for loan losses	1,173	593	1,959	641

Net interest income after provision for loan losses	18,765	14,693	35,534	28,216
Non-interest income	40,901	14,970	57,735	27,644
Non-interest expense	41,790	23,420	71,798	45,833

Income before income tax expense	17,876	6,243	21,471	10,027
Income tax expense	3,593	1,062	3,130	1,251

Net income	$14,283	$5,181	$18,341	$8,776

Earnings per common share
Basic	$1.69	$0.79	$2.20	$1.38
Diluted	$1.68	$0.78	$2.18	$1.37

Selected Financial Information

For the Six Months Ended March 31,	2016	2015

Return on average assets	1.27%	0.78%
Return on average equity	12.73%	9.30%
Average shares outstanding for diluted earnings per share	8,403,711	6,419,211

At Period Ended:	March 31, 2016	September 30, 2015

Equity to total assets	10.20%	10.73%
Book value per common share outstanding	$36.85	$33.24
Tangible book value per common share outstanding	$28.83	$24.60
Tangible book value per common share outstanding excluding AOCI	$27.14	$24.30
Common shares outstanding	8,501,077	8,163,022
Non-performing assets to total assets	0.15%	0.31%